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Xerox Responds to Carl Icahn and Darwin Deason Open Letter February 13, 2018 Exhibit 1

Additional Information and Where to Find It This filing may be deemed to be solicitation material in respect of the transaction with FujiFilm described herein (the “Transaction”) and/or the matters to be considered at the Company’s 2018 Annual Meeting. In connection with the Transaction and the 2018 Annual Meeting, Xerox plans to file with the Securities and Exchange Commission (“SEC”) and furnish to Xerox’s shareholders one or more proxy statements and other relevant documents. BEFORE MAKING ANY VOTING DECISION, XEROX’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT(S) IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTIONS AND/OR THE COMPANY’S 2018 ANNUAL MEETING OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENTS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTIONS AND/OR THE COMPANY’S 2018 ANNUAL MEETING AND THE PARTIES RELATED THERETO. Xerox’s shareholders will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, Xerox’s shareholders may obtain a free copy of Xerox’s filings with the SEC from Xerox’s website at http://www.xerox.com under the heading “Investor Relations” and then under the heading “SEC Filings.” Participants in the Solicitation The directors, executive officers and certain other members of management and employees of Xerox may be deemed “participants” in the solicitation of proxies from shareholders of Xerox in favor of the Transaction or in connection with the matters to be considered at the Company’s 2018 Annual Meeting. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of Xerox in connection with the Transaction or the Company’s 2018 Annual Meeting will be set forth in the applicable proxy statement and other relevant documents to be filed with the SEC. You can find information about Xerox’s executive officers and directors in Xerox’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, Xerox’s and such persons’ other filings with the SEC and in Xerox’s definitive proxy statement filed with the SEC on Schedule 14A. Cautionary Statement Regarding Forward-Looking Statements This report, and other written or oral statements made from time to time by management contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; changes in economic and political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems; reliance on third parties, Safe Harbor

Forward-Looking Statements (cont’d) (cont.) including subcontractors, for manufacturing of products and provision of services; our ability to manage changes in the printing environment and expand equipment placements; interest rates, cost of borrowing and access to credit markets; funding requirements associated with our employee pension and retiree health benefit plans; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; the risk that we do not realize all of the expected strategic and financial benefits from the separation and spin-off of our Business Process Outsourcing business; the effects on our business resulting from actions of activist shareholders; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 and our 2016 Annual Report on Form 10-K, as well as our Current Reports on Form 8-K filed with the SEC. Furthermore, the actual results of the Transaction could vary materially as a result of a number of factors, including, but not limited to: (i) the risk that the Transaction may not be completed in a timely manner or at all, which may adversely affect Xerox’s business and the price of Xerox’s common stock, (ii) the failure to satisfy the conditions to the consummation of the Transaction, including the receipt of certain approvals from Xerox’s shareholders and certain governmental and regulatory approvals, (iii) the parties may be unable to achieve expected synergies and operating efficiencies in the Transaction within the expected time frames or at all, (iv) the Transaction may not result in the accretion to Xerox’s earnings or other benefits, (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the Transaction agreements, (vi) the effect of the announcement or pendency of the Transaction on Xerox’s and/or Fujifilm’s business relationships, operating results, and business generally, risks related to the proposed Transaction disrupting Xerox’s current plans and operations and potential difficulties in Xerox’s employee retention as a result of the Transaction, (vii) risks related to diverting management’s attention from Xerox’s ongoing business operations, (viii) the outcome of any legal proceedings that may be instituted against Xerox, its officers or directors related to the Transaction agreements or the Transaction and (ix) the possibility that competing offers or acquisition proposals for Xerox will be made. Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law. Fuji Xerox is a joint venture between Xerox Corporation and Fujifilm in which Xerox holds a noncontrolling 25% equity interest and Fujifilm holds the remaining equity interest. In April 2017, Fujifilm formed an independent investigation committee (IIC) to primarily conduct a review of the appropriateness of the accounting practices at Fuji Xerox’s New Zealand subsidiary and at other subsidiaries. The IIC completed its review during the second quarter 2017 and identified aggregate adjustments to Fuji Xerox’s financial statements of approximately JPY 40 billion (approximately $360 million) primarily related to misstatements at Fuji Xerox’s New Zealand and Australian subsidiaries. We determined that our share of the total adjustments identified as part of the investigation was approximately $90 million and impacted our fiscal years 2009 through 2017. We concluded that we should revise our previously issued annual and interim consolidated financial statements for 2014, 2015 and 2016 and the first quarter of 2017 the next time they are filed. Our review of this matter has been completed. However, Fujifilm and Fuji Xerox continue to review Fujifilm’s oversight and governance of Fuji Xerox as well as Fuji Xerox’s oversight and governance over its businesses in light of the findings of the IIC. At this time, we can provide no assurances relative to the outcome of any potential governmental investigations or any consequences thereof that may happen as a result of this matter. Safe Harbor

Comparison of Value Components on "Day 1"

Icahn / Deason View of Transaction Value			Reality	
Component	Value / Share		Component	Value / Share
$1.25B	~$4.90[1]	▶	$2.5B Cash Dividend	~$9.80[1]
			+	
			Additional Ownership in Fuji Xerox	~$13[2]
			+	
Additional components of shareholder value equation not recognized by Mr. Icahn and Mr. Deason in the Letter			49.9% of Standalone Xerox	~$10[3]
			+	
			49.9% of Capitalized Synergies	~$12[4]
			Illustrative Total Value	**~$45**

Does not reflect combined company's value creation and/or multiple expansion over time

Source: Xerox management.

1. Based on current shares outstanding (254.6M) assuming no dilution of convertible preferred shares.
2. Based on $7.0bn equity value of 75% of Fuji Xerox (mid-point of 7–8x 2018E EBITDA range per p. 28 of Xerox Presentation as filed on February 9, 2017), multiplied by 49.9% and divided by 267.3M fully diluted shares outstanding.
3. Based on $8.1bn unaffected market capitalization as of January 10, 2018 less $2.5bn of additional net debt to fund cash dividend, multiplied by 49.9% and divided by 267.3M fully diluted shares outstanding.
4. Based on $3.2bn in present value of transaction synergies (mid-point of 7–8x run-rate synergies of $1.25bn, multiplied by 49.9% and discounted to the present per p. 29 of Xerox Presentation as filed on February 9, 2017), divided by 267.3M fully diluted shares outstanding.

FUJI XEROX

xerox

4

As filed on February 9, 2018

Relative Ownership Analysis

- Relative equity value contribution implies transaction terms are favorable to Xerox shareholders
- Applying a higher multiple to Fuji Xerox (reflecting exposure to growth markets), implies that transaction terms are even more favorable

Illustrative Fuji Xerox Equity Value at Various Multiples

	7.0x	***7.5x***	***8.0x***
2018E Adj. EBITDA	$1.2	$1.2	$1.2
Enterprise Value	**$8.5**	**$9.2**	**$9.8**
(+) Net Cash & Other[1]	0.2	0.2	0.2
(–) 25% Already Owned by Xerox	(2.1)	(2.3)	(2.5)
Equity Value Contributed	(A) **$6.6**	(B) **$7.0**	(C) **$7.5**

Xerox Equity Value at Recent Stock Prices

	Unaffected[2]	***VWAP Since Separation***[3]
Share Price	$30.35	$29.50
Fully Diluted Shares Outstanding[4]	267	267
Equity Value	**$8.1**	**$7.9**
(–) Cash Dividend to Xerox Shareholders	(2.5)	(2.5)
Equity Value Contributed	**$5.6**	**$5.4**
Implied Ownership to Xerox Shareholders (vs. 49.9% in transaction)		
(A) ***Fuji Xerox at 7.0x***	***46%***	***45%***
(B) ***Fuji Xerox at 7.5x***	***44%***	***43%***
(C) ***Fuji Xerox at 8.0x***	***43%***	***42%***

Source: Xerox management, Fuji Xerox management and FactSet.
Notes: Dollars in billions, except share prices. Assumes exchange rate of JPY114: US$1. Based on calendar year end. Numbers may not sum due to rounding.
1. Reflects $193M of Net Cash, $33M of Non-Controlling Interest, $136M of Equity Investments and $61M of Unfunded Pension Liabilities, net of tax.
2. Based on $30.35 unaffected share price as of January 10, 2018.
3. Based on Volume Weighted Average Price since separation of Conduent on January 2, 2017 until date of unaffected share price (January 10, 2018).
4. Reflects 254.6M basic shares, 6.0M RSUs and PSUs, and 6.7M shares underlying Series B convertible preferred as-if converted.

FUJI XEROX

xerox

5

Value of Transaction Synergies Source: Xerox management. Notes: Dollars in billions, except share prices. Assumes exchange rate of JPY114: US$1. Based on calendar year end. 1. Based on 4.5 year discounting period and 8.5% discount rate. 2. Reflects 254.6M basic shares, 6.0M RSUs and PSUs, and 6.7M shares underlying Series B convertible preferred as-if converted. 3. Based on $30.35 unaffected share price as of January 10, 2018. Synergy value to Xerox shareholders reflects additional $11–13 / share As filed on February 9, 2018

Exhibit 2

News from Xerox

For Immediate Release

Xerox Corporation

201 Merritt 7

Norwalk, CT    06851-1056

Tel     +1-203-968-3000

Xerox Responds to Carl Icahn and Darwin Deason Open Letter

NORWALK, Conn., Feb. 13, 2018 - Xerox (NYSE: XRX) today issued the following letter from its Board of Directors to its shareholders in response to the February 12, 2018 letter from Carl Icahn and Darwin Deason:

***

The Board of Directors (the “Board”) of Xerox Corporation (“Xerox” or the “Company”) has reviewed the February 12, 2018 letter signed by Carl Icahn and Darwin Deason (the “Letter”). To date, the Board has chosen not to engage in a public debate with our two large shareholders. However, we believe their misleading and inaccurate Letter warrants a written response to ensure the facts are clear for all Xerox shareholders.

The proposed combination of Xerox and Fuji Xerox (the “Transaction”), announced on January 31, 2018, followed a year-long comprehensive and exhaustive review of value-enhancing alternatives available to the Company. That review found that the Transaction, as currently proposed, delivers significantly more value to Xerox shareholders than would be achievable on a standalone basis.

Mr. Icahn and Mr. Deason propose that Xerox shareholders reject this value-creating Transaction in favor of putting Xerox’s future and the investment of its shareholders at risk. Their attacks on Xerox have been premised on removing:

•	a Xerox management team that is successfully improving performance at Xerox, including significant outperformance relative to its own aggressive goals for the Company’s Strategic Transformation;

•	members of a Xerox Board that is taking significant actions to secure the future of the Company; and

•	a Fuji Xerox joint venture agreement with no viable alternatives to account for the value-destruction that would result.

We will take each of the Letter’s mischaracterizations in turn:

CLAIM #1: The Transaction undervalues Xerox and favors Fujifilm.

FALSE. Mr. Icahn and Mr. Deason suggest through suspect math that investors are “selling control of Xerox for a cash flow multiple barely exceeding 2.3x.” This analysis is just plain wrong. As discussed in prior presentations to investors, Xerox shareholders receive in the Transaction (i) a $2.5 billion dividend at closing; (ii) 49.9% of the combined Xerox and Fuji Xerox; and (iii) 49.9% of the benefit of the value created from at least $1.7 billion of annual cost savings, including $1.25 billion in cost synergies that are only achievable via this Transaction. These calculations are highlighted on page 4 in the supporting materials accompanying this letter.

A foundational driver of this Transaction is that combining Xerox with Fuji Xerox will create a company that has a significantly-enhanced competitive position and will, for the first time, be able to fully realize the benefits of industry-leading scale and global reach. Our shareholders will have the opportunity for significant participation in this value creation, which Mr. Icahn and Mr. Deason conveniently ignore.

As shown on page 5 of the supporting slides, additional value is being transferred to Xerox shareholders by virtue of the pro forma ownership achieved in the Transaction. On the basis of implied relative value of Xerox and Fuji Xerox, Xerox shareholders would own 42%-46% of the combined company, compared to the 49.9% they receive in the Transaction. Based on a $9.4 billion equity valuation of Fuji Xerox (implied by the midpoint of 7x – 8x Fuji Xerox 2018E EBITDA), Xerox shareholders are receiving more than a 15% premium to Xerox’s unaffected share price, before any value attributed to synergy realization.

Finally, the assertion that the “one-time special dividend [is] financed with our own assets” is misleading. Although it is not contributing cash, Fujifilm, as owner of 50.1% of the combined company, will bear the debt incurred to finance the dividend as the combined company will be fully consolidated by Fujifilm without receiving any portion of that dividend.

CLAIM #2: Xerox should terminate the Fuji Xerox joint venture agreements.

FALSE. Mr. Icahn’s and Mr. Deason’s suggestion of “freeing the company from the shackles of the Fuji Xerox joint venture” is not a viable strategy. The joint venture between Xerox and Fujifilm has existed in various forms since 1962. The current structure dates to 2001, when Fujifilm acquired additional shares in the joint venture to bring its ownership to 75%. The agreement is a binding legal document that cannot be simply wished away, renegotiated or dissolved because Mr. Icahn and Mr. Deason desire it so.

Through the joint venture, Xerox annually buys approximately $1.6 billion of equipment, parts and consumables, including more than two-thirds of Xerox’s equipment needs. It is important to note that Fuji Xerox is the only potential supplier that is not a direct competitor of Xerox and would therefore be aligned in its interests to provide competitive pricing for those materials.

Walking away from the joint venture would require Xerox to completely rebuild its supply chain and manufacturing infrastructure, which would be extremely expensive, result in significant disruptions to our business and customer relationships, and take years to implement. Ultimately, this would be highly destructive to Xerox’s competitive positioning and shareholder value.

Mr. Icahn knows this because his representative, Jonathan Christodoro, served on the Xerox Board between June 2016 and December 2017. During that time, he and Mr. Icahn had full access to all documents governing the joint venture, as did Mr. Deason at the time he sold his company, ACS, to Xerox. These documents have since been publicly disclosed. For any of them to assert that these agreements were “shrouded in mystery” is disingenuous, at best.

CLAIM #3: Xerox shareholders will become passive minority owners, with no opportunity to receive a control premium.

FALSE. Xerox’s Board negotiated strong minority protections to ensure that the rights and value of current shareholders remain protected after the Transaction closes. These were detailed in our February 9 presentation to shareholders and include, among other things, that the combined company Board will initially consist of 12 directors, including seven designated by Fujifilm and five independent directors designated by the current Xerox Board. The five independent Xerox designated directors will serve for five years or select their replacements. Thereafter, they may be replaced by independent directors selected by Fujifilm and reasonably acceptable to the then-serving independent directors.

Jeff Jacobson will represent one of the seven Fujifilm Board designees and serve as CEO of the combined company.

In addition, the Transaction includes extensive contractual provisions that protect the existing Xerox shareholders. Among other protections, these provisions limit the ability of Fujifilm to engage in interested party transactions and to obtain disparate consideration in connection with a future sale.

Perhaps more importantly, inherent in Mr. Icahn’s and Mr. Deason’s statement is the assumption that Xerox is foregoing a more attractive control premium than an unidentified third party may someday be prepared to pay.

While Fujifilm controls the existing Fuji Xerox joint venture, Xerox has a number of governance rights that it would lose if Xerox were to be acquired by or combined with one of a number of “named competitors.” Indeed, the joint venture would be terminable by Fujifilm in such an event, even though Fuji Xerox’s exclusive distribution rights in Fuji Xerox territories would remain through 2021.

We believe the existence of the Fuji Xerox joint venture negatively impacts value in any other merger transaction. More likely, it would simply make such a transaction unattractive to any other strategic buyer. It is also not something that needs speculation: since the public speculation of a potential transaction with Fujifilm on January 10, 2018, no potential strategic buyer contacted Xerox, or its advisors, with any credible proposal or alternatives.

CLAIM #4: Projected synergies can be realized without consummating this Transaction.

FALSE. As we made clear numerous times in our disclosures, of the $1.7 billion in total annual cost reductions by 2020, $1.25 billion is related to what we can achieve only by integrating the two companies, while the remaining $450 million comes from a Fuji Xerox-specific cost reduction program. All of these amounts are incremental to Xerox’s ongoing Strategic Transformation. We are targeting to achieve approximately $1.2 billion of the $1.7 billion total annual cost savings by 2020, and the vast majority of cost savings are expected to flow through to the bottom line.

Both Xerox and Fujifilm have a proven track record of executing significant transformations in the past, and are fully committed to realizing the full synergy upside from the combined company. The current Xerox management team has outperformed its cost transformation targets this past year and will not settle for anything less going forward.

The compelling Transaction synergies extend far beyond typical corporate overhead cost reductions cited in most similar transactions, and are grounded in the highly complementary nature of the two businesses based on detailed, bottoms-up analysis. These include capturing manufacturing efficiencies, optimizing consumables production and integrating of R&D capabilities to capitalize on best of breed technologies. Moreover, the combination creates a global industry leader with significant revenue growth opportunities that were far less certain and actionable for Xerox shareholders on a standalone basis, including $1.0 billion in revenue synergy opportunities already identified.

CLAIM #5: Xerox’s revenue and margins have continued to decline in the last three years.

FALSE. Xerox recently announced that margins increased from 12.5% in fiscal year 2016 to 12.8% in fiscal year 2017. Moreover, the margins we have recently delivered are the highest the Company has seen in years. Only one other company in our industry has been able to consistently demonstrate double-digit margins.

As Mr. Icahn is well aware, we have been successfully executing on the comprehensive strategy initially announced in December 2016 – which we note was developed and approved during Mr. Christodoro’s board tenure. We have since overachieved on our Strategic Transformation targets, delivering $1.3 billion of total savings through 2017 and have made significant progress strategically reorienting the revenue trajectory towards growth. Revenue attributable to strategic growth areas increased by 5% in the fourth quarter of 2017 through successful new product launches and channel expansion, particularly in the SMB market.

Our full-year 2017 results clearly demonstrate that the strategy we have implemented is working as we met or exceeded every financial metric we guided to in 2017 – Adjusted EPS was above Xerox’s guidance range; Strategic Transformation was $80 million higher than expected; Adjusted Operating Cash Flow was above the midpoint of Xerox’s guidance range; and revenue was within Xerox’s guidance range.

In conclusion, Mr. Icahn and Mr. Deason fail to provide an actionable plan or any cogent ideas to make their scheme a reality. Following their playbook would be both highly irresponsible and unlikely to succeed, particularly given the terms and constraints of the existing Fuji Xerox joint venture agreement, and the realities of today’s competitive environment.

The combination of Xerox and Fuji Xerox will create a stronger, more competitive company with enhanced growth prospects. The opportunity for Xerox shareholders to benefit from ownership of the combined company, as well as the substantial dividend to be paid upon closing, represents the creation of significant value for Xerox shareholders. The Board remains committed to maximizing value for all shareholders and securing the future of Xerox.

***

Additional Information and Where to Find It

This filing may be deemed to be solicitation material in respect of the transaction with FujiFilm described herein (the “Transaction”) and/or the matters to be considered at the Company’s 2018 Annual Meeting. In connection with the Transaction and the 2018 Annual Meeting, Xerox plans to file with the Securities and Exchange Commission (“SEC”) and furnish to Xerox’s shareholders one or more proxy statements and other relevant documents. BEFORE MAKING ANY VOTING DECISION, XEROX’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT(S) IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTIONS AND/OR THE COMPANY’S 2018 ANNUAL MEETING OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENTS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTIONS AND/OR THE COMPANY’S 2018 ANNUAL MEETING AND THE PARTIES RELATED THERETO. Xerox’s shareholders will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, Xerox’s shareholders may obtain a free copy of Xerox’s filings with the SEC from Xerox’s website at http://www.xerox.com under the heading “Investor Relations” and then under the heading “SEC Filings.”

Participants in the Solicitation

The directors, executive officers and certain other members of management and employees of Xerox may be deemed “participants” in the solicitation of proxies from shareholders of Xerox in favor of the Transaction or in connection with the matters to be considered at the Company’s 2018 Annual Meeting. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of Xerox in connection with the Transaction or the Company’s 2018 Annual Meeting will be set forth in the applicable proxy statement and other relevant documents to be filed with the SEC. You can find information about Xerox’s executive officers and directors in Xerox’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, Xerox’s and such persons’ other filings with the SEC and in Xerox’s definitive proxy statement filed with the SEC on Schedule 14A.

Cautionary Statement Regarding Forward-Looking Statements

This report, and other written or oral statements made from time to time by management contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; changes in economic and political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to manage changes in the printing environment and expand equipment placements; interest rates, cost of borrowing and access to credit markets; funding requirements associated with our employee pension and retiree health benefit plans; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; the risk that we do not realize all of the expected strategic and financial benefits from the separation and spin-off of our Business Process Outsourcing business; the effects on our business resulting from actions of activist shareholders; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 and our 2016 Annual Report on Form 10-K, as well as our Current Reports on Form 8-K filed with the SEC. Furthermore, the actual results of the Transaction could vary materially as a result of a number of factors, including, but not limited to: (i) the risk that the Transaction may not be completed in a timely manner or at all, which may adversely affect Xerox’s business and the price of Xerox’s common stock, (ii) the failure to satisfy the conditions to the consummation of the Transaction, including the receipt of certain approvals from Xerox’s shareholders and certain governmental and regulatory approvals, (iii) the parties may be unable to achieve expected synergies and operating efficiencies in the Transaction within the expected time frames or at all, (iv) the Transaction may not result in the accretion to Xerox’s earnings or other benefits, (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the Transaction agreements, (vi) the effect of the announcement or pendency of the Transaction on Xerox’s and/or Fujifilm’s business relationships, operating results, and business generally, risks related to the proposed Transaction disrupting Xerox’s current plans and operations and potential difficulties in Xerox’s employee retention as a result of the Transaction, (vii) risks related to diverting management’s attention from Xerox’s ongoing business operations, (viii) the outcome of any legal proceedings that may be instituted against Xerox, its officers or directors related to the Transaction agreements or the Transaction and (ix) the possibility that competing offers or acquisition proposals for Xerox will be made. Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Fuji Xerox is a joint venture between Xerox Corporation and Fujifilm in which Xerox holds a noncontrolling 25% equity interest and Fujifilm holds the remaining equity interest. In April 2017, Fujifilm formed an independent investigation committee (IIC) to primarily conduct a review of the appropriateness of the accounting practices at Fuji Xerox’s New Zealand subsidiary and at other subsidiaries. The IIC completed its review during the second quarter 2017 and identified aggregate adjustments to Fuji Xerox’s financial statements of approximately JPY 40 billion (approximately $360 million) primarily related to misstatements at Fuji Xerox’s New Zealand and Australian subsidiaries. We determined that our share of the total adjustments identified as part of the investigation was approximately $90 million and impacted our fiscal years 2009 through 2017. We concluded that we should revise our previously issued annual and interim consolidated financial statements for 2014, 2015 and 2016 and the first quarter of 2017 the next time they are filed. Our review of this matter has been completed. However, Fujifilm and Fuji Xerox continue to review Fujifilm’s oversight and governance of Fuji Xerox as well as Fuji Xerox’s oversight and governance over its businesses in light of the findings of the IIC. At this time, we can provide no assurances relative to the outcome of any potential governmental investigations or any consequences thereof that may happen as a result of this matter.

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